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              December 7, 2021

       Matthew Stecker
       Chief Executive Officer
       Evolving Systems, Inc.
       9800 Pyramid Court, Suite 400
       Englewood, Colorado 80112

                                                        Re: Evolving Systems,
Inc.
                                                            Proxy Statement on
Schedule 14A
                                                            Filed October 29,
2021
                                                            File No. 001-34261

       Dear Mr. Stecker:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




              Sincerely,


              Division of Corporation Finance

              Office of Technology
       cc:                                              Brian Clarke, Esq.